Exhibit 99.2

PURCHASE ORDER FORM	SEND OVERNIGHT PACKAGES TO: Remy International, Inc. Attn: Benefits Department 600 Corporation Drive Pendleton, IN 46064 (765) 778 - 6488

This stock offering by Remy International, Inc. is available to all salaried employees of Remy International, Inc. or any of its subsidiaries, and any eligible salaried employee’s immediate family members (as defined in the prospectus), based in the United States (“Eligible Purchasers”).

Purchaser Information (check the appropriate box or boxes that applies to you)

☐ a. Salaried Employee of Remy International, Inc. or one of its subsidiaries.

☐ b. Immediate family member of an employee of Remy International, Inc. or one of its subsidiaries.

If item b. above is checked, indicate the full name of the employee and your familial relation to such employee:

Please indicate the number of shares you wish to purchase:

Shares × $ = $	The minimum number of shares that a person may subscribe to purchase in the offering is 100 shares ($ ) and the maximum (not including additional shares) is 200 shares ($ ). Payment for shares must be by check or money order payable to “Remy International, Inc.”. DO NOT MAIL CASH. For additional information and limits, see “ The Offering – Subscription offering and subscription rights” beginning on page of the prospectus.

Additional Shares: Subject to the limitations described in the prospectus, any person purchasing shares in the offering will receive extra shares for no additional consideration (“additional shares”), as follows: each person purchasing shares in the offering will receive additional shares at a rate of 15 shares for each 100 shares purchased, with any fraction of an additional share rounded down. See “ The Offering – Subscription offering and subscription rights” beginning on page      of the prospectus.

Registration: Please fully and accurately complete this section, and be certain to supply your social security or tax I.D. number(s), your daytime and evening phone numbers and your email address. We will need to contact you if we cannot execute your order as given. If you have any questions regarding the registration of your stock that cannot be answered on the back of this form, please consult your legal advisor or call the Remy International, Inc. Benefits Department at (765) 778-6488.

☐ Individual	☐ Individual Retirement Account (IRA)
☐ Joint Tenants	☐ Tenants in Common

Name			SS# or Tax ID
Address			Daytime Telephone #
Address 2			Evening Telephone #
City	State	Zip Code	e-mail address

Deadline: The Subscription Offering ends at 5:00 p.m., Eastern Time, on     , 2012, unless extended by us. Your original Purchase Order Form, properly executed and with the correct payment, must be received (not postmarked) at the Remy International, Inc. Benefits Department by the deadline, or it will be considered void. Faxes or copies of this form will not be accepted. Remy International, Inc. reserves the right to accept or reject improper order forms.

Taxes: The fair market value of any additional shares issued to an Eligible Purchaser will be reported as taxable income to the salaried employee. Purchasing employees must pay any applicable taxes and withholding on such income by (i) paying the tax to Remy International, Inc. through payroll deduction or (ii) directing that sufficient shares otherwise issuable to the Eligible Purchaser be withheld to satisfy such tax. Employees should indicate their election below. If an employee fails to make an election, such employee’s tax liability will be satisfied by withholding sufficient Additional Shares otherwise issuable to such employee.

☐ Payroll Deduction	☐ Share Withholding

Any withholding obligation for tax liability attributable to Additional Shares issued to an employee’s immediate family members will be satisfied by automatically withholding sufficient Additional Shares otherwise issuable to such immediate family member.

Acknowledgment: By signing below, I acknowledge receipt of the prospectus dated October     , 2012 and understand I may not change or revoke my order once it is received by Remy International, Inc. I certify that I am purchasing shares solely for my account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my rights to subscribe for shares. Remy International, Inc. will pursue any and all legal and equitable remedies in the event it becomes aware of the transfer of subscription rights and will not honor orders known by it to involve such transfer. Under penalties of perjury, I further certify that: (1) the social security number or taxpayer identification number given above is correct; and (2) I am not subject to backup withholding. You must cross out this item (2) in this acknowledgement if you have been notified by the Internal Revenue Service that you are subject to backup withholding because of under-reporting interest or dividends on your tax return. By signing below, I also acknowledge that I have not waived any rights under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. The subscription rights are non-transferable and are void at the end of the subscription period.

Signature: This order is not valid if the Purchase Order Form is not both signed and properly completed. Your order will be filled in accordance with the provisions of the offering as described in the prospectus. By signing this order form you also state that you have read the Risk Factors beginning on page      of the prospectus which describes the risks involved with this investment.

Signature	Date	Signature	Date

Office Use Only Date Rec’d / Check# $ Batch# Order # Category

Purchase Order Form Ownership Guide Remy International, Inc. Benefits Department (765) 778-6488

All subscription orders are subject to the provisions of the offering set forth in the prospectus and the Remy International, Inc. Employee Stock Purchase Plan approved by its board of directors on September 11, 2012.

Individual – The stock is to be registered in an individual’s name only. You may not list beneficiaries for this ownership.

Joint Tenants – Joint tenants with rights of survivorship identifies two or more owners. When stock is held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. You may not list beneficiaries for this ownership.

Tenants in Common – Tenants in common may also identify two or more owners. When stock is to be held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. You may not list beneficiaries for this ownership.

Individual Retirement Account - Stock may only be held in a self-directed IRA. Please contact your broker or self-directed IRA provider as quickly as possible to explore this option.

Registration for IRAs:

On Name Line 1 - list the name of the broker or trust department followed by CUST or Trustee.

On Name Line 2 - FBO (for benefit of) YOUR NAME IRA a/c #.

Address will be that of the broker/trust department to where the stock certificate will be sent. The social security/tax I.D. number(s) will be either yours or your trustees, as they direct. Please list your phone numbers, not that of your broker.

Any joint tenant or tenant in common must be an Eligible Purchaser. Please check the appropriate boxes on the front hereof for each Eligible Purchaser.

Any other form of ownership is at the discretion of Remy International, Inc. Please contact the stock information center if you have any questions.